Exhibit 23.1

We consent to the incorporation by reference in this Registration Statement of CorMedix Inc. on Form S-8 of our report dated March 29, 2022 with respect to our audits of the consolidated financial statements of CorMedix, Inc. as of December 31, 2021 and 2020 and for the years ended appearing in the Annual Report on Form 10-K of CorMedix, Inc. for the year ended December 31, 2021.

/s/ Friedman LLP

Friedman LLP

Marlton, New Jersey

October 26, 2022